UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported)
September 28, 2005
Doane Pet Care Company
(Exact Name of Registrant as Specified in Charter)

Delaware	0-27818	43-1350515
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Westwood Place South,
Suite 400
Brentwood, TN	37027
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (615) 373-7774
NOT APPLICABLE
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2—Financial Information
Item 2.05. Costs Associated with Exit or Disposal Activities.
     On September 28, 2005, Doane Pet Care Company (the “Company”) committed to a plan in which it will begin several initiatives to reduce its cost structure and to increase its operating efficiencies. These initiatives include the closure of its Hillburn, New York and Delavan, Wisconsin facilities and the permanent shutdown of its dry dog and cat food production lines at its Portland, Indiana facility. These initiatives are based on a number of factors, including the need to reduce manufacturing and supply chain costs, as well as the Company’s ongoing efforts to optimize operating efficiencies. In addition, the Company also reported that it will reduce its U.S. corporate salaried workforce by approximately 7%. In connection with these initiatives, the Company expects to incur severance and other cash restructuring charges of approximately $2.7 million. The Company will record the severance portion of these restructuring changes of $2.3 million in the third quarter of fiscal 2005. The Company expects to complete these initiatives by the end of fiscal 2005.
Item 2.06. Material Impairments.
     In connection with the cost savings initiatives, on September 28, 2005, the Company determined that certain buildings and equipment of the facilities affected were impaired. Therefore, the Company expects to incur non-cash impairment charges of approximately $5.2 million in the third quarter of fiscal 2005.
Section 7—Regulation FD
Item 7.01. Regulation FD Disclosure
     On September 28, 2005, the Company also provided third quarter fiscal 2005 net sales and Adjusted EBITDA guidance. Based on its current business outlook, the Company expects to report net sales in the range of approximately $220 million to $230 million and Adjusted EBITDA in the range of approximately $18.5 million to $20.5 million. For a definition of Adjusted EBITDA and a reconciliation of estimated Adjusted EBITDA to estimated cash flows from operations, please read the press release attached hereto as Exhibit 99.1.
Section 9—Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits.
(c)	Exhibits
99.1	Press Release Dated September 28, 2005

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOANE PET CARE COMPANY

	By:	/s/ PHILIP K. WOODLIEF

Philip K. Woodlief Vice President, Finance and Chief Financial Officer

	By:	/s/ STEPHEN P. HAVALA

Stephen P. Havala Corporate Controller and Principal Accounting Officer

Date: October 4, 2005

EXHIBIT INDEX

Exhibit
Index	Description
99.1	Press Release Dated September 28, 2005